EXHIBIT 99.1

Crescent Financial Bancshares, Inc. Announces Financial Results for First Quarter of 2012 and Approval to Resume Payments on TARP Preferred Stock and Trust Preferred Securities

RALEIGH, N.C., April 30, 2012 (GLOBE NEWSWIRE) -- Crescent Financial Bancshares, Inc. (Nasdaq:CRFN), the parent company of Crescent State Bank, today reported financial results for the first quarter of 2012 and announced that it has received approval from its primary regulator to resume payment of preferred dividends on securities issued to the U.S. Treasury in connection with the TARP Capital Purchase Program ("TARP Preferred Stock") and interest payments due on its subordinated debentures which were funded through the issuance of trust preferred securities.

Highlights of the first quarter for Crescent Financial Bancshares, Inc. (the "Company") include the following:

•
Net income totaled $708 thousand in the first quarter of 2012, which was an increase from a net loss of $7.0 million in the predecessor first quarter of 2011 and a net loss of $148 thousand in the successor period of November 19 to December 31, 2011;

•
After the effective dividend on preferred stock, net income available to common stockholders totaled $324 thousand, or $0.01 per share, in the first quarter of 2012, which was an increase from a net loss to common stockholders of $7.5 million, or ($0.78) per share, in the predecessor first quarter of 2011 and a net loss to common stockholders of $330 thousand, or ($0.01) per share, in the successor period of November 19 to December 31, 2011;

•
Asset quality continued to improve as total nonperforming assets decreased from $32.3 million, or 3.87% of total assets, as of December 31, 2011 to $20.9 million, or 2.53% of total assets, as of March 31, 2012;

•	Net interest margin improved to 4.46% in the first quarter of 2012 from 2.82% in the predecessor first quarter of 2011 and from 3.24% in the successor period of November 19 to December 31, 2011; and

•
Capital ratios continued to increase as the Company's Tier 1 leverage and total risk-based capital ratios increased from 10.68% and 15.27%, respectively, as of December 31, 2011 to 12.72% and 16.87%, respectively, as of March 31, 2012.

"In the first quarter of 2012, Crescent improved its earnings, asset quality, net interest margin and capital ratios," stated Scott Custer, President and CEO of the Company and Piedmont Community Bank Holdings, Inc. ("Piedmont"). Mr. Custer continued, "Despite expenses related to the disposition and management of legacy problem assets, we are pleased with the financial and operating improvements made across the Company, including the implementation of our new operating model. Since Piedmont's investment, we have aggressively resolved legacy problem assets through a variety of disposition strategies. At the same time, we have built a first-class team and a strong underwriting process to originate high-quality commercial and consumer loans. Crescent remains one of the most strongly capitalized banks in the Southeast and is building a sustainable model for community banking that is focused on providing financial services to businesses, business owners, and professionals throughout its markets."

On April 12, 2012, the Company received approval from its primary regulator to resume payment of preferred dividends on its TARP Preferred Stock and interest payments due on its trust preferred securities. The Company deferred dividend payments on its TARP Preferred Stock beginning with the payment due February 15, 2011. The Company will pay all deferred preferred dividends of $1.6 million plus current dividends on the next scheduled quarterly payment date of May 15, 2012. The Company deferred interest payments on its trust preferred securities beginning with the payment due April 7, 2011 but continued to accrue interest expense in its consolidated financial statements. The Company will pay all accrued deferred interest of $371 thousand plus current interest on the next scheduled quarterly payment date of July 7, 2012.

Piedmont Investment

On November 18, 2011, the Company completed the issuance and sale of 18,750,000 shares of its common stock to Piedmont for $75.0 million in cash (the "Piedmont Investment"). As part of its investment, Piedmont also made a tender offer to the Company's stockholders commencing on November 8, 2011 to purchase up to 67% of the Company's outstanding common stock at a price of $4.75 per share ("Tender Offer"). Pursuant to the Tender Offer, Piedmont purchased 6,128,423 shares of the Company's common stock for $29.1 million. As a result of the Piedmont Investment and the Tender Offer, Piedmont owns approximately 88% of the Company's outstanding common stock.

Because of the level of Piedmont's ownership and control, the Company has applied push-down accounting. Accordingly, the Company's assets and liabilities were adjusted to estimated fair value at the acquisition date, and the allowance for loan losses was eliminated. The Company is currently within the one-year measurement period with respect to the acquisition date, and thus, material adjustments to these purchase accounting fair value adjustments are possible. In the first quarter of 2012, the Company increased goodwill by $1.8 million as a result of adjustments to refine the Company's acquisition date estimate of market rent on two branch leases as well as adjustments to refine the valuation of certain other real estate owned based on subsequent selling prices. Balances and activity in the Company's consolidated financial statements prior to the Piedmont Investment have been labeled with "Predecessor Company" while balances and activity subsequent to the Piedmont Investment have been labeled with "Successor Company."

Net Interest Income

Net interest income in the first quarter of 2012 totaled $7.9 million while net interest income in the first quarter of 2011 totaled $6.0 million. Net interest margin increased from 2.82% in the first quarter of 2011 to 4.46% in the first quarter of 2012. This significant margin improvement was primarily due to a decline in funding costs as the average rate on total interest-bearing liabilities fell from 2.33% in the first quarter of 2011 to 0.95% in the first quarter of 2012. Yield on earning assets increased from 4.93% in the first quarter of 2011 to 5.25% in the first quarter of 2012. Average earning assets totaled $718.6 million in the first quarter of 2012, which was a decline from $907.8 million in the first quarter of 2011. The decline in average earning assets was due to balance sheet restructuring late in 2011, a change in the Company's business model which has shifted the loan portfolio mix, purchase accounting fair value adjustments, and continued resolution of legacy problem assets.

Accretion of the discount on purchased non-impaired loans added $380 thousand to net interest income in the first quarter of 2012 and increased earning asset yields by 0.21%. Additionally, the Company recorded $563 thousand of income in the quarter related to recovery payments in excess of carrying value on certain purchased credit-impaired loans, which benefited earning asset yields by 0.31%. Net amortization of purchase accounting fair value adjustments on interest-bearing liabilities increased net interest income by $859 thousand in the first quarter of 2012 and lowered funding costs by 0.60%. The remaining 0.78% decline in funding costs from the first quarter of 2011 was due to the repricing and change in mix of deposits to favor low-cost, core deposits.

Provision for Loan Losses and Asset Quality

Provision for loan losses in the first quarter of 2012 totaled $804 thousand while provision for loan losses in the predecessor first quarter of 2011 totaled $7.0 million. The loan loss provision in the first quarter of 2012 reflected an increase of $139 thousand in estimated losses in loans originated subsequent to the Piedmont Investment as well as $665 thousand of credit losses on the purchased non-impaired loan portfolio. Although the purchased non-impaired loan portfolio was adjusted to fair value at acquisition, the Company records charge-offs for losses in excess of the fair value adjustments and provides reserves for deterioration in credit quality on this portfolio since acquisition. The purchased credit-impaired loan portfolio was adjusted to fair value at acquisition and no additional impairment on these loans was evident during the first quarter of 2012.

Nonperforming loans as a percentage of total loans held for investment totaled 2.99% as of March 31, 2012, which was a decline from 7.15% as of March 31, 2011 and 4.14% as of December 31, 2011. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, other real estate owned and repossessed loan collateral) as a percentage of total assets as of March 31, 2012 totaled 2.53%, which was a decline from 6.33% as of March 31, 2011 and 3.87% as of December 31, 2011.

Noninterest Income

Noninterest income in the first quarter of 2012 totaled $1.6 million compared with $1.0 million in the predecessor first quarter of 2011. The primary reason for this increase is the growth in the Company's mortgage lending business. Total mortgage lending income increased from $166 thousand in the first quarter of 2011 to $655 thousand in the first quarter of 2012. The Company restructured its mortgage lending business following the Piedmont Investment, hired additional experienced mortgage lenders and continues to benefit from the currently low interest rate environment.

Noninterest Expense

Noninterest expense in the first quarter of 2012 totaled $7.7 million compared with $7.1 million in the predecessor first quarter of 2011. Salaries and employee benefits increased by $475 thousand due to a contract termination payment to a former executive as well as the recent additions of certain management positions as part of the Company's management team and business line restructuring. Also contributing to higher noninterest expense was a $98 thousand increase in data processing costs and a $113 thousand increase in professional services expense.

Income Taxes

Income tax expense in the first quarter of 2012 totaled $354 thousand, which represented a 33% effective tax rate on pre-tax income. This effective tax rate was determined by the Company's statutory income tax rate adjusted for non-taxable municipal investment income and earnings on life insurance. The Company did not record any tax benefit associated with the pre-tax loss in the predecessor first quarter of 2011. The valuation allowance on deferred tax assets was increased by $2.8 million during the first quarter of 2011, which represented a full reserve on the tax benefit generated by losses in that quarter.

Because of the improvement in the Company's earnings prospects following the Piedmont Investment and following an analysis of positive and negative evidence related to its deferred tax assets, the Company determined that there was sufficient positive evidence to indicate that it would likely realize the full value of its deferred tax assets over time and therefore established no valuation allowance on its deferred tax assets as of March 31, 2012.

Crescent State Bank is a state chartered bank operating fifteen banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines, Pinehurst, Sanford, Garner, Raleigh (3), Wilmington (2) and Knightdale, North Carolina. Crescent Financial Bancshares, Inc. stock can be found on the NASDAQ Global Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank's website at http://www.crescentstatebank.com.

Forward-looking Statements

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, risks associated with the ownership by Piedmont of a majority of the company's voting power, including interests of Piedmont differing from other stockholders or any change in management, strategic direction, business plan, or operations, the Company's new management's ability to successfully integrate into the Company's business and execute its business plan, local economic conditions affecting retail and commercial real estate, disruptions in the credit markets, changes in interest rates, adverse developments in the real estate market affecting the value and marketability of collateral securing loans made by the Bank, the failure of assumptions underlying loan loss and other reserves, competition and the risk of new and changing regulation. Additional factors that could cause actual results to differ materially are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update such forward-looking statements.

(Amounts in thousands except share and per share data and prior quarters' information may have been reclassified)
INCOME STATEMENTS (unaudited)

	Successor Company		Predecessor Company
	For the Three Month Period Ended	For the Period November 19 through	For the Period October 1 through	For the Three Month Period Ended
	March 31, 2012	December 31, 2011	November 18, 2011	September 30, 2011	June 30, 2011	March 31, 2011

INTEREST INCOME
Loans	$8,335	$4,252	$4,439	$9,030	$9,022	$9,078
Investment securities available for sale	963	313	874	1,836	1,825	1,663
Fed funds sold and other interest-earning deposits	12	45	7	18	28	29
Total interest income	9,310	4,610	5,320	10,884	10,875	10,770

INTEREST EXPENSE
Deposits	1,124	617	1,315	2,719	3,131	3,349
Short-term borrowings	2	18	21	21	21	15
Long-term debt	276	624	718	1,387	1,377	1,371
Total interest expense	1,402	1,259	2,054	4,127	4,529	4,735

Net interest income	7,908	3,351	3,266	6,757	6,346	6,035
Provision for loan losses	804	227	2,207	4,452	3,035	7,024
Net interest income (loss) after provision for loan losses	7,104	3,124	1,059	2,305	3,311	(989)

Non-interest income
Mortgage origination fees	68	23	38	83	57	75
Gain on sale of mortgage loans	588	146	303	392	202	91
Service charges and fees on deposit accounts	447	217	242	470	457	447
Earnings on life insurance	204	103	112	215	216	213
Gain on sale of available for sale securities	192	(55)	3,642	57	189	101
Impairment of marketable equity securities	--	--	--	(48)	--	--
Impairment of nonmarketable equity securities	--	--	--	179	(179)	--
Other	150	50	174	96	134	115
Total non-interest income	1,649	484	4,511	1,444	1,076	1,042

Non-interest expense
Salaries and employee benefits	3,822	2,399	3,163	3,140	3,137	3,347
Occupancy and equipment	971	436	529	968	980	1,012
Data processing	519	241	241	447	449	420
FDIC insurance premiums	345	141	191	292	377	449
Net loss (gain) on foreclosed assets	(58)	(9)	(74)	291	1,187	159
Other loan related expense	496	231	373	378	460	333
Other	1,596	837	1,174	1,237	1,242	1,380
Total non-interest expense	7,691	4,276	5,597	6,753	7,832	7,100

Income (loss) before income taxes	1,062	(668)	(27)	(3,004)	(3,445)	(7,047)
Income taxes	354	(520)	--	--	--	--

Net income (loss)	708	(148)	(27)	(3,004)	(3,445)	(7,047)
Effective dividend on preferred stock	384	182	233	442	437	427
Net income (loss) attributable common shareholders	$324	$(330)	$(260)	$(3,446)	$(3,882)	$(7,474)

NET INCOME (LOSS) PER COMMON SHARE
Basic	$0.01	$(0.01)	$(0.03)	$(0.36)	$(0.40)	$(0.78)
Diluted	$0.01	$(0.01)	$(0.03)	$(0.36)	$(0.40)	$(0.78)

COMMON SHARE DATA

Book value per common share	$4.24	$4.17	$4.16	$4.48	$4.74	$4.98
Tangible book value per common share	$3.39	$3.39	$4.10	$4.41	$4.67	$4.92
Ending shares outstanding	28,360,196	28,412,059	9,662,059	9,662,059	9,664,059	9,664,059
Weighted average common shares outstanding - basic	28,360,196	28,353,053	9,587,324	9,587,324	9,586,390	9,581,390
Weighted average common shares outstanding - diluted	28,385,439	28,353,053	9,587,324	9,587,324	9,586,390	9,581,390

PERFORMANCE RATIOS (annualized)
Return on average assets	0.35%	-0.13%	-0.02%	-1.32%	-1.47%	-2.96%
Return on average equity	1.99%	-0.85%	-0.31%	-17.59%	-19.21%	-36.52%
Tax equivalent yield on earning assets	5.25%	4.45%	4.95%	5.05%	4.97%	4.93%
Cost of interest-bearing liabilities	0.95%	1.41%	2.04%	2.10%	2.24%	2.33%
Tax equivalent net interest margin	4.46%	3.24%	3.09%	3.17%	2.95%	2.82%
Efficiency ratio	80.48%	111.51%	71.97%	82.34%	105.52%	100.33%
Net loan charge-offs	0.06%	0.00%	2.74%	2.64%	2.62%	2.57%

(Amounts in thousands)
CONSOLIDATED BALANCE SHEETS (unaudited)

	Successor Company		Predecessor Company
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011 (a)	2011	2011	2011
ASSETS
Cash and due from banks	$12,027	$8,844	$9,551	$8,594	$7,986
Interest-earning deposits with banks	2,120	1,773	1,187	1,143	1,837
Federal funds sold	42,925	14,745	20,780	41,415	56,560
Investment securities available for sale	144,944	143,504	216,932	200,922	187,996
Mortgage loans held for sale	3,317	3,841	2,821	1,949	805
Loans held for investment	515,761	552,877	615,980	636,408	652,783
Allowance for loan losses	(737)	(227)	(22,601)	(22,319)	(23,485)
Net Loans	515,024	552,650	593,379	614,089	629,298

Federal Home Loan Bank stock	8,669	8,669	9,156	9,606	10,522
Premises and equipment, net	10,619	10,286	10,988	11,208	11,394
Investment in life insurance	19,441	19,261	19,068	18,873	18,677
Foreclosed assets	5,497	9,422	13,643	13,491	14,113
Deferred tax asset, net	29,691	30,191	11,564	11,684	10,076
Goodwill	21,816	20,015	--	--	--
Other intangibles, net	2,165	2,230	593	626	660
Other assets	7,373	9,072	6,299	13,316	9,634

Total Assets	$825,628	$834,503	$915,961	$946,916	$959,558

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits
Demand	$75,320	$91,215	$70,739	$67,616	$59,261
Savings	42,613	46,840	50,130	55,038	57,277
Money market and NOW	251,433	226,584	226,868	228,102	230,432
Time	289,463	309,780	338,437	363,818	378,235
Total Deposits	658,829	674,419	686,174	714,574	725,205

Short-term borrowings	5,000	--	5,000	5,000	5,000
Long-term debt	12,251	12,216	152,748	152,748	152,748
Accrued expenses and other liabilities	4,931	4,809	5,057	5,175	4,936

Total Liabilities	681,011	691,444	848,979	877,497	887,889
STOCKHOLDERS' EQUITY
Preferred stock	24,489	24,442	23,741	23,614	23,496
Common stock	28	28	9,662	9,664	9,664
Common stock warrant	1,325	1,325	2,367	2,367	2,367
Additional paid-in capital	117,445	117,434	74,736	74,700	74,668
Accumulated deficit	480	(181)	(46,776)	(43,643)	(40,080)
Accumulated other comprehensive income	850	11	3,252	2,717	1,553

Total Stockholders' Equity	144,617	143,059	66,982	69,419	71,668

Total Liabilities and Stockholders' Equity	$825,628	$834,503	$915,961	$946,916	$959,558

( a ) Derived from audited consolidated financial statements.

CAPITAL RATIOS

Tangible equity to tangible assets	15.05%	14.87%	7.25%	7.27%	7.41%
Tangible common equity to tangible assets	11.99%	11.87%	4.66%	4.80%	4.97%
Tier 1 leverage ratio	12.72%	10.68%	7.25%	7.52%	7.57%
Tier 1 risk-based capital ratio	15.66%	14.26%	9.39%	9.64%	9.74%
Total risk-based capital ratio	16.87%	15.27%	11.71%	11.92%	12.01%

ASSET QUALITY RATIOS (in thousands)

	Successor Company		Predecessor Company
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011

Nonperforming loans	$15,423	$22,888	$43,115	$39,105	$46,670
Foreclosed assets	5,497	9,422	13,643	13,491	14,113
Total nonperforming assets	$20,920	$32,310	$56,758	$52,596	$60,783
Allowance for loan losses to loans	0.14%	0.04%	3.67%	3.51%	3.60%
Allowance for loan losses to loans originated in successor period	1.73%	2.03%	N/A	N/A	N/A
Nonperforming loans to total loans	2.99%	4.14%	7.00%	6.14%	7.15%
Nonperforming assets to total assets	2.53%	3.87%	6.20%	5.55%	6.33%
Restructured not included in categories above	$--	$--	$10,602	$7,221	$5,755

	Nonperforming Loan Analysis
	Successor Company
	March 31, 2012		December 31, 2011
		Percentage		Percentage
	Nonperforming	of Total	Nonperforming	of Total
	Loans	Loans	Loans	Loans
Construction and development	$5,859	1.14%	$10,710	1.94%
Commercial real estate	5,469	1.06%	6,101	1.10%
Residential mortgage	2,922	0.57%	4,148	0.75%
Home equity lines and loans	359	0.07%	1,128	0.20%
Commercial and industrial	811	0.16%	798	0.14%
Consumer	3	0.00%	3	0.00%
Totals	$15,423	2.99%	$22,888	4.14%

AVERAGE BALANCES, INTEREST AND YIELDS/COSTS (in thousands)

	Successor Company								Predecessor Company
						For the Period
	For the Three Months Ended March 31, 2012				November 19 through December 31, 2011				For the Three Months Ended March 31, 2011
	Average		Average		Average		Average		Average		Average
	Balance	Interest	Yield/Cost		Balance	Interest	Yield/Cost		Balance	Interest	Yield/Cost

Interest-earnings assets
Loan portfolio	$541,361	$8,335	6.18%		$563,528	$4,252	6.26%		$668,152	$9,078	5.51%
Investment securities	152,811	963	2.71	% *	105,784	313	2.70	% *	190,187	1,663	4.08	% *
Fed funds and other interest-earning	24,457	12	0.20%		196,065	45	0.03%		49,454	29	0.24%
Total interest-earning assets	718,629	9,310	5.25%		865,377	4,610	4.45%		907,793	10,770	4.93%
Noninterest-earning assets	101,449				109,969				56,312
Total assets	$820,078				$975,346				$964,105

Interest-bearing liabilities
Interest-bearing NOW	$142,452	237	0.67%		$147,061	183	1.03%		$150,431	760	2.05%
Money market and savings	132,648	206	0.62%		114,529	94	0.68%		133,501	315	0.96%
Time deposits	299,895	681	0.91%		321,316	340	0.88%		379,877	2,274	2.43%
Short-term borrowings	3,648	2	0.22%		12,132	18	1.25%		3,633	15	1.67%
Long-term debt	12,238	276	9.05%		145,282	624	3.56%		154,970	1,371	3.54%
Total interest-bearing liabilities	590,881	1,402	0.95%		740,320	1,259	1.41%		822,412	4,735	2.33%
Non-interest bearing deposits	79,933				83,687				59,085
Other liabilities	4,663				6,326				4,346
Total liabilities	675,477				830,334				885,843
Stockholders' equity	144,601				145,012				78,262
Total liabilities and stockholders' equity	$820,078				$975,346				$964,105

Net interest income		$7,908				$3,351				$6,035
Interest rate spread			4.30%				3.04%				2.60%
Tax equivalent net interest-margin			4.46%				3.24%				2.82%

Percentage of average interest-earning assets to average interest-bearing liabilities			121.62%				116.89%				110.38%

* Shown as a tax equivalent yield

CONTACT: Mr. Terry Earley
         Chief Financial Officer
         Crescent Financial Bancshares, Inc.
         Phone: (919) 659-9015
         Email: tearley@CrescentStateBank.com